Exhibit (a)(1)(C)

OTONOMY, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON JANUARY 19, 2018,

UNLESS THE OFFER IS EXTENDED

Terms used in this Election Form, including the Election Terms & Conditions and Election Instructions attached hereto, that are defined in the Offer to Exchange have the same meaning as those defined terms in the Offer to Exchange

Before completing and signing this election form, please make sure you received, read and understand the documents that comprise this offer to exchange certain outstanding options for new options (the “Offer”), including (1) the Offer to Exchange Certain Outstanding Stock Options for New Stock Options (referred to as the “Offer to Exchange”); (2) the launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing this Offer (The “Launch Email”); and (3) this election form, together with its instructions (together, the “Offer documents”). The Offer is subject to the terms of these Offer documents, as they may be amended. The Offer provides eligible employees who received certain eligible option grants the opportunity to exchange those eligible options for new options covering the same number of shares of our common stock as (or with respect to eligible officers, a lesser number of shares than) the number of shares of our common stock subject to the exchanged options immediately before they were cancelled in the Offer at an exercise price per share equal to the closing sales price of a share of our common stock on the new option grant date. All eligible employees who participate in the Offer will receive new options.

All eligible employees may access the Offer website, including the personalized information relating to his or her eligible option grants. Additional instructions are included in the remainder of the election form with respect to any limitations on submitting elections via the Offer website. This Offer expires at 9:00 p.m., Pacific Time, on January 19, 2018, unless extended. PLEASE FOLLOW THE ACCOMPANYING INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the Offer documents, if you elect to exchange your eligible options, the number of shares of our common stock subject to the new options you receive will be the same as the number of shares of our common stock subject to the exchanged options immediately before they were cancelled in the Offer, except that any new options granted to eligible officers will cover a lesser number of shares of our common stock than were subject to the exchanged options, as set forth in Section 2 of the Offer to Exchange. If you participate in this Offer, you may exchange options granted to you by Otonomy with an exercise price per share of our common stock greater than $12.00, whether vested or unvested, that were granted under our Plans, and that are outstanding as of the start of the offering period and remain outstanding and unexercised as of the expiration date. All new options will be nonstatutory stock options for U.S. tax purposes, regardless of whether the corresponding eligible options cancelled in the Offer were incentive stock options or nonstatutory stock options. New options will be unvested on the new option grant date, regardless of the extent to which the exchanged options were vested, and will be scheduled to vest based on your continued service with us or any of our subsidiaries through each applicable vesting date in accordance with a new vesting schedule. The new vesting schedule generally provides that to the extent that a portion of an eligible option grant exchanged in the Offer was vested on the cancellation date or would have been scheduled to vest within six months after the new option grant date, an equivalent portion of the new option grant will be scheduled to vest on the one-year anniversary of the new option grant date, and the remaining shares subject to the new options will be scheduled to vest as to one-third of such shares on the one-year anniversary of the new option grant date and as to 1/36th monthly thereafter over an additional period of two years. Vesting is subject to continued service with us or any of our subsidiaries through each applicable vesting date. Your participation in this Offer and receipt of any new options does not provide any guarantee or promise of continued service with us or any of our subsidiaries. See Section 9 of the Offer to Exchange for further details. You will lose your rights to all exchanged options that are cancelled under the Offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS. Please be sure to follow the instructions, which are attached.

To participate in the Offer with respect to some or all of your eligible option grants, we must receive your election electronically via Otonomy’s Offer website at https://otonomy.equitybenefits.com or by fax at (408) 979-8707 no later than 9:00 p.m., Pacific Time, on January 19, 2018 (unless we extend the Offer).

Only elections that are properly completed and submitted and actually received by Otonomy on or before the expiration date via the Offer website at https://otonomy.equitybenefits.com or by fax at (408) 979-8707 will be accepted. Elections submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We will not accept delivery of any election after expiration of this Offer.

You may change your mind after you have submitted an election and withdraw some or all of your elected eligible options from the Offer at any time on or before the expiration date. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the properly submitted election that we receive last on or before the expiration date.

To help you recall your eligible option grants and give you the information necessary to make an informed decision, please refer to your personalized information regarding each eligible option grant you hold that is available via the Offer website that lists: the grant date of the eligible option grant; the per share exercise price of the eligible option grant; whether the eligible option grant is an incentive stock option or nonstatutory stock option; the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and the vesting schedule of the new option grant. If you are an eligible officer, you also may view the Breakeven Calculator (described in the attached instructions) in the Offer website.

You may either submit your election electronically via Otonomy’s Offer website at https://otonomy.equitybenefits.com or complete this election form and submit it by fax at (408) 979-8707. Regardless of your choice for submitting your election, please be sure to follow the instructions, which are attached. If you wish to complete this election form and submit it by fax, please check the appropriate box:

☐	Yes, I wish to participate in the Offer as to ALL of my eligible option grants.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be January 19, 2018.

☐	Yes, I wish to participate in the Offer as to my eligible option grants listed below (please list):

(Previously submitted elections received by Otonomy, if any, will be disregarded upon receipt of a new, properly submitted election. As a result, any new election form must indicate all eligible option grants you wish to exchange in the Offer.)

Option Grant Number	Grant Date

My eligible option grants that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be January 19, 2018.

OR

☐	No, I wish to REJECT the Offer with respect to all of my eligible option grants.

If I previously have accepted the Offer with respect to some or all of my eligible options, this will act as a withdrawal of that acceptance and I will not participate in the Offer.

I understand that this election form will replace in its entirety any election that Otonomy previously received from me.

SUBMIT THIS ELECTION FORM NO LATER THAN 9:00 P.M., PACIFIC TIME,

ON JANUARY 19, 2018 (UNLESS THE OFFERING PERIOD IS EXTENDED).

Election Terms & Conditions

1. I agree that my decision to accept or reject the Offer with respect to some or all of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer.

2. I understand that I may change my election at any time by completing and submitting a new election no later than 9:00 p.m. Pacific Time, on January 19, 2018 (unless the Offer is extended), and that any election submitted and/or received after such time will be void and of no further force and effect.

3. If my employment with Otonomy terminates on or before the date the Offer expires, I understand that I will cease to be an eligible employee under the terms of the Offer and any election that I have made to exchange any of my options pursuant to the Offer will be ineffective. As a result, none of my options will be exchanged under the Offer and I will not receive new options.

4. I understand and agree that my employment (or, after new options have been granted pursuant to the Offer, my employment or other service) with Otonomy or any of its subsidiaries will be considered terminated effective as of the date that I no longer am actively providing employment (or other services, as applicable) to Otonomy or any of its subsidiaries, regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or rendering services or the terms of my employment or other service agreement, if any; and unless otherwise expressly provided in the Offer documents or determined by Otonomy, my right to receive new options pursuant to the Offer or to vest in the new options received in the Offer, if any, will terminate as of such date and will not be extended by any notice period mandated under local law (e.g., my period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or rendering services or the terms of my employment or other service agreement, if any); Otonomy will have the exclusive discretion to determine when I no longer am actively providing employment services for purposes of the Offer and the grant of new options pursuant to the Offer (including whether I still may be considered to be providing employment services while on a leave of absence). I further acknowledge that the new options granted pursuant to the Offer have a different vesting schedule than the eligible options cancelled in exchange, that the first vesting date under the new options is scheduled to occur no earlier than the one-year anniversary of the new option grant date, and that any new options granted pursuant to the Offer will have a different exercise price per share of our common stock than the eligible options cancelled in the Offer.

5. I agree that all decisions with respect to future grants under any Otonomy equity compensation plan will be at the sole discretion of Otonomy.

6. I agree that: (i) the Offer is established voluntarily by Otonomy, is discretionary in nature and may be modified, amended, suspended or terminated by Otonomy, in accordance with the terms set forth in the Offer documents, at any time prior to the expiration of the Offer; (ii) Otonomy, at its discretion, may refuse to accept my election to participate; and (iii) the Offer is an exceptional, voluntary and one-time offer that does not create any contractual or other right to receive future offers, options or other equity awards, or benefits in lieu of offers, even if offers have been made in the past.

7. I agree that the new options, and income from and value of same; (i) are not intended to replace any pension rights or compensation; and (ii) are not part of normal or expected compensation for the purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

8. This election and my participation in the Offer shall not create a right to employment or other service, or be interpreted as forming or amending an employment or other service contract with Otonomy or any of its subsidiaries and shall not interfere with the ability of Otonomy, or, if different, of my current employer, or applicable entity with which I am engaged to provide services (the “Employer”), to terminate my employment or other service relationship (if any) at any time with or without cause (subject to the terms of my employment contract or other service contract, if any).

9. I understand that: (i) the future value of the shares of Otonomy’s common stock underlying the new options is unknown, indeterminable and cannot be predicted with certainty; (ii) if the underlying shares of Otonomy’s common stock do not increase in value, the new options will have no value; and (iii) if I exercise the new option and acquire shares of Otonomy’s common stock, the value of those shares may increase or decrease, even below the new option’s exercise price.

10. No claim or entitlement to compensation or damages shall arise from forfeiture of the new options resulting from the termination of my employment or other service relationship with Otonomy or one of its subsidiaries (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any).

11. I acknowledge that, regardless of any action taken by Otonomy or the Employer, the ultimate liability for all income tax, social insurance and social security liabilities or premium, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Offer and the new options and legally applicable to me (“Tax-Related Items”) is and remains solely my responsibility and may exceed the amount actually withheld by Otonomy or the Employer. I further acknowledge that Otonomy and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Offer and the new options, including, but not limited to, the exchange of eligible options for new options, the grant, vesting or exercise of the new options, the issuance of shares of Otonomy’s common stock upon exercise of the new options, the subsequent sale of shares of Otonomy’s common stock acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the Offer or any aspect of the new options to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am subject to tax in more than one jurisdiction, I acknowledge that Otonomy and/or the Employer (or former employer or entity, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to Otonomy and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize Otonomy and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from my wages or other cash compensation paid to me by Otonomy and/or the Employer; (ii) withholding from proceeds of the sale of shares of Otonomy’s common stock acquired upon exercise of the new options either through a voluntary sale or through a mandatory sale arranged by Otonomy (on my behalf pursuant to this authorization without further consent); or (iii) as otherwise specified in the 2014 Plan and the applicable option agreement between Otonomy and me governing the new options.

Finally, I agree to pay to Otonomy or the Employer any amount of Tax-Related Items that Otonomy or the Employer may be required to withhold as a result of my participation in the Offer and the grant of new options that cannot be satisfied by the means previously described. Otonomy may refuse to issue or deliver the shares of Otonomy’s common stock subject to new options that I receive pursuant to the Offer, if I fail to comply with my obligations in connection with the Tax-Related Items.

12. I acknowledge and agree that none of Otonomy or a subsidiary or affiliate of Otonomy, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offer documents.

13. I agree that participation in the Offer is governed by the terms and conditions set forth in the Offer documents, including this election form. I acknowledge that I have received the Offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisers before making this election and that I have knowingly accepted or rejected the Offer. I agree that any and all decisions or interpretations of Otonomy upon any questions relating to the Offer and this election form will be given the maximum deference permitted by law.

14. I agree that the terms of the new options, if any, that I receive pursuant to the Offer will be subject to the terms and conditions of the applicable new option agreement.

15. I understand and agree that the Offer and the new options granted pursuant to the Offer are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Offer or the grant of new options, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation will be conducted only in the courts of San Diego, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this Offer is made and/or to be performed.

16. I further understand that if I submit my election via the Offer website, the confirmation statement provided on the Offer website at the time I submit my election will provide additional evidence that I submitted my election and that I should print and keep a copy of such confirmation statement for my records. I understand that if I submit my election form by fax, Otonomy intends to send me a confirmation of receipt of my election form by email at the email address as I have provided to Otonomy below, within two U.S. business days after Otonomy receives my election form. If I do not receive a confirmation from Otonomy, I understand that it is my responsibility to ensure that my election form has been received no later than 9:00 p.m., Pacific Time, on January 19, 2018. I understand that only responses that are properly completed and submitted and actually received by Otonomy on or before the expiration date will be accepted.

17. The provisions of the Offer documents and this election form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

(Required)

☐ I acknowledge and agree with the terms and conditions stated above and as set forth in the Offer documents comprising this Offer.

Employee Signature	Date

Employee Name (Please Print)	Employee Email Address

SUBMIT THIS ELECTION FORM NO LATER THAN 9:00 P.M., PACIFIC TIME, ON JANUARY 19, 2018

(UNLESS THE OFFERING PERIOD IS EXTENDED).

OTONOMY, INC.

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	To participate in the Offer, you must complete and deliver an election.

If you want to participate in this Offer, you must make an election via the process described in Section 4 of the Offer to Exchange and outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018. If you do not want to participate, then no action is necessary.

Elections via the Offer Website

1.	To submit an election via the Offer website, click on the link to the Offer website in the Launch Email, or go to the Offer website at https://otonomy.equitybenefits.com. Log in to the Offer website using the login instructions provided to you in the Launch Email (or if you previously logged into the Offer website, your updated login credentials).

2.	After logging in to the Offer website, review the information and proceed through to the Make My Election page. You will be provided with personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	On the Make My Election page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Offer by selecting “Yes” or choose not to exchange in the Offer by selecting “No.”

4.	Proceed through the Offer website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Election page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election, a confirmation statement will be generated by the Offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process via the Offer website.

Elections by Fax

1.	Print and properly complete, sign and date this election form.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you on the Offer website, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

This personalized information is available to you on the Offer website at https://otonomy.equitybenefits.com. You can log in to the Offer website using the login instructions provided to you in the Launch Email (or if you previously logged into the Offer website, your updated login credentials). If you are unable to access your personalized information regarding each eligible option grant you hold, you may contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209.

3.	Fax the properly completed election form to:

Attn: Carla Boren

Otonomy, Inc.

Fax: (408) 979-8707

If you are an eligible officer, you also can review your eligible option grants in the “Breakeven Calculator” in the Offer website, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from a new option grant to be granted pursuant to the Offer if you choose to exchange an eligible option grant. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the Offer. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from a new option grant only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on a new option grant is greater than for an eligible option grant at the assumed prices you enter, you would be able to profit from a new option grant only if it actually vests. Note further that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result.

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018. We prefer that you submit your election electronically via the Offer website. However, if you choose not to use the Offer website or if you want to use the Offer website but you do not have access to the Offer website for any reason, if you are unable to submit your election via the Offer website as a result of technical failures of the Offer website such as the Offer website being unavailable or the Offer website not enabling you to submit your election, you may submit an election form by fax as described above. To obtain a paper election form, please contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via the Offer website, a confirmation statement will be generated by the Offer website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you submit an election form by fax, we intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by the Offer website at https://otonomy.equitybenefits.com or by fax at (408) 979-8707 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be January 19, 2018.

Otonomy will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an email confirmation if you submit an election form by fax, by completing and submitting an election form by fax, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange. Any confirmation of receipt provided to you merely will be a notification that we have received your election form and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the same calendar day as the expiration of the Offer (but following the expiration of the Offer), which cancellation is scheduled to be January 19, 2018 (unless the Offer is extended).

2.	To change or withdraw prior elections of your eligible options, you must complete and deliver a new election.

You may change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this Offer, only in accordance with the provisions of Section 5 of the Offer to Exchange. You may change your mind after you have submitted an election and withdraw some or all of your elected eligible options from the Offer at any time on or before the expiration date (the expiration date currently is expected to be January 19, 2018, at 9:00 p.m., Pacific Time). If we extend the expiration date, you may change or withdraw your election of your tendered options at any time until the extended Offer expires. In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on February 16, 2018 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter up to such time as Otonomy does accept your properly tendered eligible options.

You may change your election and elect to exchange all of your eligible option grants, some of your eligible option grants, or none of your eligible option grants pursuant to the terms and conditions of this Offer. To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this Offer, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Offer or a valid new election indicating that you reject the Offer with respect to all of your eligible options, by completing the election process set forth in Section 5 of the Offer to Exchange and described below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018.

Election Changes and Withdrawals via the Offer Website

1.	Log in to the Offer website using your login credentials and via the link provided in the Launch Email, or go to the Offer website at https://otonomy.equitybenefits.com.

2.	After logging in to the Offer website, review the information and proceed through to the Make My Election page, where you will find personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	On the Make My Election page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Offer by selecting “Yes” or choose not to exchange in the Offer by selecting “No.”

4.	Proceed through the Offer website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Election page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election, a confirmation statement will be generated by the Offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Offer via the Offer website.

Election Changes and Withdrawals via Fax

1.	Print this election form.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you on the Offer website, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

This personalized information is available to you on the Offer website at https://otonomy.equitybenefits.com. You can log in to the Offer website using the login instructions provided to you in the Launch Email (or if you previously logged into the Offer website, your updated login credentials). If you are unable to access your personalized information regarding each eligible option grant you hold, you may contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209.

3.	Fax the properly completed election form to:

Attn: Carla Boren

Otonomy, Inc.

Fax: (408) 979-8707

You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration date. If you change your election to withdraw some or all of your eligible option grants, you may elect later to exchange the withdrawn eligible option grants again at any time on or before the expiration date. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you subsequently properly elect to exchange such eligible option grants on or before the expiration date. To reelect to exchange some or all of your eligible option grants, you must submit a new election to Otonomy on or before the expiration date by following the procedures described in Section 4 of the Offer to Exchange. This new election must be properly completed, signed (electronically or otherwise), and dated after your previously-submitted election, and must list all eligible option grants you wish to exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election, any prior election will be disregarded in its entirety and will be considered replaced in full by the new election. Each time you make an election on the Otonomy Offer website, please be sure to make an election with respect to each of your Eligible Option Grants.

3.	No Partial Tenders.

If you intend to tender an eligible option grant through the Offer, you must tender all of your shares of Otonomy’s common stock subject to that eligible option grant.

You may pick and choose which of your outstanding eligible option grants you wish to exchange if you hold more than one eligible option grant and you may choose to exchange in the Offer one or more of your eligible option grants without having to exchange all of your eligible option grants. However, if you decide to participate in this Offer to exchange an eligible option grant, you must elect to exchange that entire eligible option grant (that is, all eligible options subject to that eligible option grant).

However, if you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you may accept this Offer with respect to the entire remaining outstanding portion of the eligible option grant, including the portion beneficially owned by the other person, as long as you are the legal owner of the eligible option grant. We will not accept partial tenders of option grants, so you may not accept this Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option grant, we will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the eligible option grant for any errors made by you with respect to such eligible option grant.

4.	Signatures on elections.

Logging in to Otonomy’s Offer website and completing and submitting your election via the Offer website is the equivalent of signing your name on a paper election form and has the same legal effect as your written signature. Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the Offer website.

A paper election form submitted by fax must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If you submit a paper election form by fax, your signature must be provided on the paper election form after it is printed. Otonomy will not accept any other method of signature, such as electronic signatures contained in the PDF of the election form or a printout of an electronic version of your signature on the election form. If the election form is signed by a trustee, executor, administrator, guardian, attorney in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Otonomy of the authority of that person to act in that capacity must be submitted with the election form.

5.	Other information on elections.

In addition to signing the election (on a printed election form, or electronically via the Offer website), you must indicate your name and the date and time (Pacific Time) at which you signed, or with respect to the Offer website, confirm your name. You also must include (or with respect to the Offer website, confirm) your current email address.

6.	Requests for assistance or additional copies.

Any questions and any requests for additional copies of the election form or other Offer documents may be directed to Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209. Copies will be furnished promptly at Otonomy’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Important: Elections must be received via the Offer website at https://otonomy.equitybenefits.com or by fax at (408) 979-8707 on or before 9:00 p.m., Pacific Time, on January 19, 2018 (unless the Offer is extended).

8.	Additional documents to read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the election form and its associated instructions, and the Launch Email, before deciding to participate in the Offer.

9.	Important tax information.

Please refer to Section 14 of the Offer to Exchange which contains important tax information. We also recommend that you consult with your personal advisers before deciding whether or not to participate in this Offer.